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                                                                   Exhibit 10.32


                              SEPARATION AGREEMENT

Agreement, dated as of March 22, 2001 by and between Nx Networks, Inc., 13595 Dulles Technology Drive, Herndon, Virginia 20171 ("Nx Networks"), and Gregory McNulty, 18200 Rose Orchard Court, Morgan Hill, California 95037 (the "Executive").

BACKGROUND:

      The Executive has served as the Executive Vice President of Worldwide Sales and Marketing for Nx Networks since January 2000. In connection with the Executive's joining Nx Networks, the Executive and Nx Networks entered into an Employment Agreement dated as of January 4, 2001 (the "Employment Agreement"). By mutual agreement between the Executive and Nx Networks, the Executive has agreed to resign as an employee and officer of Nx Networks effective on March 22, 2001 (the "Effective Date"). The Executive's agreement to resign is based upon terms agreed to between him and Nx Networks that supersede certain provisions of the Employment Agreement. Accordingly, to memorialize the terms upon which the Executive has agreed to resign from Nx Networks, and Nx Networks has agreed to accept such resignation, the parties are entering into this Agreement.

1.    RESIGNATION

      Executive hereby resigns as Executive Vice President for Worldwide Sales and Marketing of Nx Networks as of the close of business on the Effective Date.

2.    SEVERANCE PAYMENTS AND BENEFITS

      (a) SEVERANCE PAYMENTS. Nx Networks will continue to pay the Executive his present base salary of $200,000 per year through the Effective Date, in accordance with Nx Networks' standard semi-monthly payroll practices. On the Effective Date, Nx Networks will also pay to the Executive the value of his accrued but unused vacation time.

      (b) OPTIONS. Provided that Executive has not exercised his revocation rights under Section 6, and notwithstanding the terms and conditions of any stock option agreement between Nx Networks and the Executive to the contrary, on the Effective Date, all unvested stock options held by the Executive that would be vested on the Effective Date but for the Executive's election to participate in the stock option repricing program, shall immediately vest and shall be exercisable for a period ending on the later of:

        o     90 days after the Effective Date;

        o 90 days after the date the Executive ceases to be a member of Nx Networks' Business Advisory Board; or

        o March 31, 2002 if the Company removes the Executive from the Business Advisory Board without cause.


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Nx Networks and the Executive agree that on the Effective Date the Executive will hold vested options to purchase 250,000 shares of Nx Networks' common stock.

     (c) LIMITATION ON STOCK SALES. During the two year period after the Effective Date, the Executive shall not, without the written consent of Nx Networks, sell in any calendar month an aggregate amount of shares of Nx Networks' common stock (whether Executive holds such shares as of the Effective Date or subsequently acquires them by means of the exercise of options) in excess of 125,000 shares. The limitations of this Section 2(c) shall terminate, however, if the average closing price for such common stock exceeds $10 per share for a 10 trading day period. The Executive also agrees that he will not sell any Nx Networks securities prior to July 1, 2001.

     (d) COMPANY BENEFITS. The Executive shall be entitled to continue to participate in all medical, health and life insurance plans at the same benefit level at which he was participating as of the Effective Date until the earlier of:

        o     October 30, 2001; or

        o     the date the Executive accepts employment with another entity.

     (e) VESTING AND PAYOUT OF THE 401(K) PLAN. The Executive is vested in a portion of the Nx Networks matching contribution to his account in the 401(k) Plan. The Executive may elect either a lump-sum distribution or a direct rollover of his amounts (including the vested portion of the matching contributions) under the Nx Networks employee savings incentive plan, in accordance with the governing plan documents and applicable IRS requirements.

     (f) WITHHOLDING OF TAXES. Nx Networks may withhold from any benefits or compensation payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.

     (g) BUSINESS ADVISORY BOARD. The Executive will join the Business Advisory Board of Nx Networks upon the Effective Date, and he will sign an advisory board agreement to that effect. The Executive will not be entitled an initial grant of options upon joining the Business Advisory Board, but as provided in the agreement he will be entitled to an additional grant of 2,500 options for every meeting of the Business Advisory Board he attends.

     (h) NO OTHER PAYMENTS. Except as specifically provided herein or as otherwise may be required by law, the Executive shall not be entitled to receive any other payments, benefits or severance amounts from Nx Networks following the Effective Date, whether pursuant to the Employment Agreement or otherwise.

3.    RETURN OF EQUIPMENT

   On or before the Effective Date, the Executive will return to Nx Networks all equipment, files and other property of Nx Networks (whether tangible or in electronic format) in the Executive's possession or control.





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4.  CONTINUATION OF CERTAIN PORTIONS OF THE EMPLOYMENT AGREEMENT

    Sections 5, 6, 7 and 16 of the Employment Agreement shall remain in full force and effect from and after the date of this Agreement. It is agreed, however, for purposes of Section 6 that the "Restricted Period" shall be 12 months.

5.  MISCELANEOUS

   (a) REMEDY. If the Executive violates or threatens to violate, either directly or indirectly, any of the acts described in section 2(c) or 4 of this Agreement, it is agreed that Nx Networks shall have the right to seek and shall be entitled to full injunctive relief, to be issued by any competent court. The foregoing remedies shall not be deemed to limit or prevent the exercise by Nx Networks of any or all further rights and remedies that may be available to Nx Networks hereunder or at law or in equity.

   (b) NOTICES. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered, sent by facsimile or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to such address as provided herein or sent to such other address or facsimile number as each party may furnish to the other in writing from time to time in accordance with this Section 5(b).

   (c) APPLICABLE LAW. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the Commonwealth of Virginia without giving effect to any choice of law principles.

   (d) NO WAIVER. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall (i) be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time or (ii) preclude insistence upon strict compliance in the future.

   (e) SEVERABILITY. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect and such invalid or unenforceable provision shall be reformulated by such court to preserve the intent of the parties hereto.

   (f) ASSIGNMENT AND DELEGATION. This Agreement is binding on the Executive and Nx Networks and their successors and assigns; PROVIDED, HOWEVER, that the rights and obligations of Nx Networks under this Agreement may be assigned or delegated to a successor entity by Nx Networks.

   (g) ENTIRE AGREEMENT. Except as otherwise specifically provided herein, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Executive's resignation from Nx Networks and supersedes all prior employment, severance or agreements between the Executive and Nx Networks or any of its predecessors or


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affiliates, including, but not limited to, the Employment Agreement. Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.

6.  EXECUTIVE ACKNOWLEDGEMENTS

      The Executive acknowledges that:

      (a) He has read and understands the terms of this Agreement and has voluntarily agreed to these terms without coercion or undue persuasion by Nx Networks or any officer, director or other agent thereof;

      (b) He has been encouraged by Nx Networks to seek competent legal counsel in his review and consideration of this Agreement and its terms; and

      (c) He has been given the opportunity to consider entering into this Agreement for twenty-one days, and if he should execute this Agreement prior to the expiration of the 21-day consideration period, he waives his right to consider the Agreement for twenty-one days, and

      (d) He may revoke this Agreement within seven days of the day he executes it. The Executive agrees to give notice of such revocation by certified mail to the attention of Nx Networks' General Counsel at the address provided above. This Agreement shall not be effective until the expiration of the 7-day revocation period without revocation by the Executive.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                    NX NETWORKS, INC.


                                    By:_____________________________________





                                        ____________________________________
                                                   Gregory McNulty




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